EXHIBIT D-1


                                STATE OF ILLINOIS
                          ILLINOIS COMMERCE COMMISSION


Illinois Power Company and                      )
Ameren Corporation                              )
                                                )   Docket No. 04-______
Application for authority to engage in a        )
reorganization, and to enter into various       )
agreements in connection therewith, including   )
agreements with affiliated interests, and for   )
such other approvals as may be required         )
under the Illinois Public Utilities Act to      )
effectuate the reorganization.                  )

                                   APPLICATION
                                   -----------

ILLINOIS POWER COMPANY                    AMEREN CORPORATION

Owen E. MacBride                          Christopher W. Flynn
6600 Sears Tower                          Michael P. Earley
Chicago, Illinois 60606                   Jones Day
(312) 258-5680 (voice)                    77 W. Wacker, Suite 3500
(312) 258-5700 (fax)                      Chicago, Illinois 60601
omacbride@schiffhardin.com                (312) 782-3939 (voice)
--------------------------                (312) 782-8585 (fax)
                                          cwflynn@jonesday.com
                                          mearley@jonesday.com

Joseph L. Lakshmanan                      Steven R. Sullivan,
     Senior Corporate Counsel and              Senior Vice President-General
     Chief Legal Officer                       Counsel and Secretary
Illinois Power Company                    Joseph H. Raybuck
500 S. 27th Street                             Managing Associate General
Decatur, Illinois 62521                        Counsel
(217) 362-7449 (voice)                    Edward C. Fitzhenry
(217) 362-7417 (fax)                           Associate General Counsel
joseph_lakshmanan@illinoispower.com       Thomas M. Byrne
                                               Associate General Counsel
                                          Ameren Services Company
Alisa B. Johnson                          One Ameren Plaza
Senior Vice President and Group General   1901 Chouteau Avenue
Counsel                                   St. Louis, Missouri  63166
Illinois Power Company                    (314) 554-2098 (voice)
1000 Louisiana Street                     (314) 554-2976 (voice)
Suite 500                                 (314) 554-4014 (fax)
Houston, Texas 77002                      srsullivan@ameren.com
alisa.johnson@dynegy.com                  jraybuck@ameren.com


March 23, 2004


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                                TABLE OF CONTENTS

                                                                            PAGE

I.   Introduction..............................................................1
II.  Relief Requested..........................................................4
III. Request for Expedited Approval............................................8
IV.  Submission of Required Information and Direct Testimony...................9
V.   The Reorganization.......................................................12
     A.   Identification of Companies Involved and Affiliates.................12
     B.   Mechanics of the Reorganization.....................................15
     C.   Post-Closing Operations.............................................16
     D.   Benefits of the Reorganization......................................18
          1.   Recapitalization of Illinois Power and Restoration of
               Investment Grade Status........................................18
          2.   Rates..........................................................20
          3.   Service Area, Community and Labor Commitments..................21
          4.   Power Supply...................................................23
VI.  Compliance with Statutory Requirements...................................24
     A.   Section 7-204: Reorganization Approval..............................24
          1.   Finding 1:  "the proposed reorganization will not diminish the utility's ability to provide adequate, reliable,
               efficient, safe and least-cost public utility service."........24
          2.   Finding 2:   "the proposed reorganization will not result in
               the unjustified subsidization of non-utility activities by the utility or its customers.".................................25
          3. Finding 3: "costs and facilities are fairly and reasonably allocated between utility and non-utility activities in such a manner that the Commission may identify those costs and facilities which are properly included by the utility for ratemaking purposes."..........................................26
          4.   Finding 4:  "the proposed reorganization will not
               significantly impair the utility's ability to raise
               necessary capital on reasonable terms or to maintain a
               reasonable capital structure.".................................26
          5.   Finding 5:  "the utility will remain subject to all
               applicable laws, regulations, rules, decisions and policies governing the regulation of Illinois public utilities."........27
          6.   Finding 6:  "the proposed reorganization is not likely to
               have a significant adverse effect on competition in those
               markets over which the Commission has jurisdiction."...........27
          7.   Finding 7:  "the proposed reorganization is not likely to
               result in anyadverse rate impacts on retail customers."........28
     B.   Treatment of Costs and Savings......................................29
     C.   Approval of Affiliated Interest Agreements..........................32
          1.   General Services Agreement.....................................32
          2.   Fuel and Natural Gas Services Agreement........................32
          3.   Tax Allocation Agreement.......................................32
          4.   Money Pool Agreement...........................................33


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     D.   Books and Records...................................................33
     E.   Section 7-102.......................................................33
     F.   Section 6-103.......................................................34
     G.   Other Findings......................................................35
          1.   Approval of Accounting Entries.................................35
          2.   Prudence and Reasonableness of Share Acquisition...............35
          3.   Termination of Dividend Restriction............................38
          4.   Asbestos Rider.................................................39
          5.   Elimination of Intercompany Note...............................40
          6.   Cancellation of Existing Affiliate Agreements..................41
          7.   Approval of Short-Term Borrowings..............................41





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I.   INTRODUCTION
     ------------

     Illinova Corporation ("Illinova"), the direct parent of Illinois Power Company ("Illinois Power"), Illinova Generating Company, a subsidiary of Illinova ("Illinova Generating"), Dynegy Inc. ("Dynegy"), the ultimate parent of Illinois Power, and Ameren Corporation ("Ameren") have executed an agreement dated February 2, 2004 (as amended by Amendment No. 1 to Stock Purchase Agreement, dated March 22, 2004, the "Stock Purchase Agreement"), pursuant to which Ameren will acquire all of the outstanding common stock of Illinois Power and all of the preferred stock of Illinois Power held by Illinova (approximately 73%)./1/ The Stock Purchase Agreement is provided in Volume II of this Application at Tab A./2/

     Ameren is the parent of three Illinois public utilities: Central Illinois Public Service Company, dba AmerenCIPS, Central Illinois Light Company, dba AmerenCILCO, and Union Electric Company, dba AmerenUE (the "Ameren Utilities"). Subsequent to the transaction (the "Reorganization"), Illinois Power will operate as a wholly-owned subsidiary of Ameren, and will be known as "AmerenIP." Illinois Power will be a separate entity from the other Ameren Utilities, and will continue to operate as a public utility within the meaning of Section 3-105 of the Illinois Public Utilities Act ("IPUA"), 220 ILCS 5/3-105. As a result of the transaction, Dynegy and Illinova will cease to be affiliated with any public utility in Illinois.

     Ameren is aware that the fates of Illinois Power, its customers and its employees have been the subject of great concern, conjecture and debate in


-------------------

/1/ In addition, under the Stock Purchase Agreement, Ameren, directly or through AmerenEnergy Resources Company ("AER"), will acquire from Illinova Generating its 20% ownership interest in Electric Energy, Inc. ("EEInc."), an exempt wholesale generator that owns a 1,014 MW generating station in Joppa, Illinois (the "Joppa Plant"). Ameren's acquisition of Illinova Generating's interest in EEInc. is not subject to the Illinois Commerce Commission's ("Commission") jurisdiction, and will be submitted to the Federal Energy Regulatory Commission for approval.

/2/ Certain of the schedules to the Stock Purchase Agreement contain proprietary information of one or more of the parties, and have been filed as "Proprietary."

Illinois over the last several months. Accordingly, Ameren seeks to reassure the Commission, Illinois Power's customers and all interested parties that this transaction is being undertaken in a manner and subject to such commitments and conditions as will protect the interests of customers, employees and the communities that Illinois Power serves. All of the conditions and commitments that are proposed in this Application are directly related to this transaction and to the actions that will be undertaken both to restore Illinois Power to financial health and to maintain and enhance the quality of electric and gas service that Illinois Power provides to the public. These conditions and commitments are discussed in this Application.

     Ameren would like to emphasize that, from a regulatory perspective, the closing of the Reorganization is dependent only on approval by this Commission in accordance with this Application and by the other agencies that have jurisdiction over the transaction. No new legislation or further action by any other body is required. Ameren asks only that the Commission exercise its ample existing authority to acknowledge Ameren's significant investment in Illinois Power (taking into account in particular the impact on Illinois Power's rate base that will result from the treatment of deferred taxes that is a necessary part of this transaction), to authorize recovery of a small portion (projected to be less than 25%) of the costs incurred to accomplish the Reorganization, to allow Illinois Power (like other utilities) to pay reasonable dividends on its common stock once it has regained an investment grade rating from at least one of the major credit rating agencies, and to authorize the implementation, beginning in 2007, of a rider to recover the costs associated with Illinois Power's substantial asbestos litigation, which otherwise would be recovered through base rates, in light of the potentially large amount and volatile nature of those costs.


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     The Reorganization will bring significant, immediate benefits to the customers and employees of Illinois Power. Ameren's core business is the provision of low-cost, high quality energy services to retail customers here in Illinois, and nearby in Missouri. Ameren is an experienced public utility holding company, with strong, investment grade credit ratings, significant financial resources and a proven track record of integrating operations.

     Ameren is capable of making, and ready and willing to make, the investment needed to improve Illinois Power's financial condition and quickly secure for Illinois Power an investment grade rating from at least one of the principal ratings agencies, and to enhance Illinois Power's electric and gas delivery systems. Ameren is also capable of integrating Illinois Power's administrative, overhead and managerial functions into the Ameren system without any service disruption or degradation, based in part on Illinois Power's entry into various affiliate agreements discussed below that will bring benefits to Illinois Power. Ameren is committed to assuring that Illinois Power's customers continue to receive high quality energy services after the Reorganization occurs, and that improvements in service will continue.

     Moreover, the Reorganization will provide Illinois Power's customers with rate stability. Under Illinois law, electric bundled rates are presently frozen through the end of 2006, and Illinois Power's electric fuel adjustment clause has been eliminated through at least the end of 2006 as well. Ameren also commits that, as a condition of approval, after closing, Illinois Power will not seek any increase in electric delivery service rates or gas base rates to be effective prior to January 1, 2007./3/ This will ensure that during this rate stabilization period customers will not be asked to pay for any costs related to the Reorganization, and that Illinois Power will hold the line on both electric


-------------------

/3/ As will be discussed, prior to closing, Illinois Power will make a gas base rate filing, which Illinois Power had under consideration for 2004 prior to commencement of the negotiations with Ameren. That filing will be based on a 2003 test year, which will not reflect any of the costs associated with the Reorganization.


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


and gas base rates while Ameren makes the significant level of investment required to improve Illinois Power's financial position and to enhance service.

     Lastly, Ameren and Illinois Power share a strong record of community involvement and economic development efforts. Ameren will ensure that Illinois Power's efforts in that regard continue undiminished. It is in the best interests of both Ameren and the communities that Illinois Power serves that the economic prospects of those communities be enhanced, and that the utility distribution company continue to have a strong local presence.

     The Reorganization presents a unique opportunity for Illinois Power, its customers and the entire Ameren system. Both Ameren and Illinois Power eagerly await the closing of the transaction so that they can begin the work to enhance Illinois Power's electric and gas system and achieve other benefits that the Reorganization will provide. Above all, Ameren looks forward to serving the Illinois Power customers, and enjoying the same strong and productive relationships that it enjoys with its existing customers throughout central and southern Illinois and central and eastern Missouri.

II.  RELIEF REQUESTED
     ----------------

     The restructuring of Illinois Power requires several approvals under the IPUA. Accordingly, by this Application, Ameren and Illinois Power seek:

          (i) the Commission's approval, under Section 7-204, Section 7-204A and, to the extent necessary, 7-102 of the IPUA, for Illinois Power to engage in the Reorganization, pursuant to which Ameren will acquire all of the outstanding common stock of Illinois Power and all of the preferred stock of Illinois Power held by Illinova;

          (ii) the Commission's approval of the capitalization of Illinois Power resulting from the Reorganization, including the steps set forth in Schedule 5.3(b) to the Stock Purchase Agreement and the elimination of all payables and receivables associated with the Intercompany Note, pursuant to Section 6-103 of the IPUA;

          (iii) authorization, pursuant to Sections 7-101 and 7-204A(b) of the IPUA, for the entry by Illinois Power into four affiliated interest agreements;

          (iv) the Commission's approval, pursuant to Section 5-106 of the IPUA, for Illinois Power to maintain certain books and records out of state;

          (v) a finding by the Commission that Ameren's acquisition under the Stock Purchase Agreement of the common stock and the preferred stock of Illinois Power is prudent and reasonable, and that the public will benefit thereby, taking into consideration the effect of the purchase on Illinois Power's deferred tax balances and rate-base valuation; and approval of Illinois Power's proposed accounting entries associated with the acquisition, including the entries associated with the changes in the deferred tax balances, and the application of purchase accounting and the "push down" of associated accounting entries to the financial statements of

               Illinois Power (but not for ratemaking purposes, other than with respect to the costs discussed in clause (vi) below for which recovery is approved by the Commission);

          (vi) a finding by the Commission, pursuant to Section 7-204(c) of the IPUA, that Illinois Power will be allowed to amortize ratably over a period beginning in 2005 and ending in 2010, no less than $100 million of costs incurred in accomplishing the Reorganization, and to recover the unamortized portion beginning in 2007 over the remainder of the amortization period;

          (vii) a finding by the Commission that the balance sheet and income statement impacts of purchase accounting entries "pushed down" to the financial statements of Illinois Power will not serve, individually or in the aggregate, to increase or decrease rate base, cost of service or any other factor upon which Illinois Power's rates will be determined in future Commission proceedings, except to the extent approved by the Commission pursuant to clause (vi), above;

          (viii) termination of the Commission's restriction, imposed in ICC Docket No. 02-0561, on Illinois Power's ability to declare and pay dividends on its common stock, and a finding that Illinois

               Power can declare and pay dividends on its common stock when Illinois Power's first mortgage bonds are rated either: (1) at least BBB- by Standard & Poors or (2) at least Baa3 by Moody's Investor Services;

          (ix) the Commission's approval, pursuant to Section 9-201 of the IPUA, of an electric automatic adjustment clause tariff rider (in substantially the form of Applicants Exhibit 8.1, provided at Volume III, Tab 4 of this Application), applicable to both bundled electric service and electric delivery service, to become effective on January 2, 2007, under which Illinois Power may recover the prudent costs, net of insurance recoveries and other contributions, associated with certain claims or damages related to asbestos exposure;

          (x) approval by the Commission pursuant to Section 7-101 of the IPUA of the elimination of an unsecured intercompany note (the "Intercompany Note") between Illinois Power and Illinova as part of the overall recapitalization of Illinois Power, which elimination will be accomplished in accordance with the steps described in Section VI.G.5 of this Application;

          (xi) approval, pursuant to Section 7-101 of the IPUA, of the termination at the closing of (a) the Services and Facilities

               Agreement among Illinois Power, Dynegy and other affiliates of Dynegy, and (b) the Netting Agreement among Illinois Power, Dynegy and certain other affiliates of Dynegy;

          (xii) approval, pursuant to Sections 7-101 and 6-102 of the IPUA, of an arrangement pursuant to which Illinois Power can borrow funds directly from Ameren, if necessary, at interest rates determined pursuant to the same methodology as reflected in the Ameren money pool agreement; and

          (xiii) authorization to take certain and such other measures as are explained herein in connection with the Reorganization or as are or may be reasonably necessary to effectuate the Reorganization.

III. REQUEST FOR EXPEDITED APPROVAL
     ------------------------------

     Applicants seek expedited approval of this Application. This transaction is important to the customers and employees of Illinois Power, who are experiencing significant uncertainty pending closing of the transaction. Applicants seek to minimize the duration of this uncertainty, and wish to close the transaction as soon as practicable, and in no event later than the end of this year. Accordingly, Applicants respectfully request an order from this Commission as soon as practicable but by no later than September 15, 2004. This request allows approximately six months for the Commission to process this case and issue an order. An order issued by that date, together with timely approval from the Federal Energy Regulatory Commission ("FERC") and the Securities and Exchange

Commission ("SEC")/4/, and expiration or termination of the review period under the Hart-Scott-Rodino Act, will permit an early closing of this transaction. An early closing will benefit the customers and employees of Illinois Power and the communities it serves. To facilitate the Commission's expedited processing of this Application, all of the Applicants' direct testimony and exhibits in support of the Application are submitted in Volume III of the Application.

IV.  SUBMISSION OF REQUIRED INFORMATION AND DIRECT TESTIMONY
     -------------------------------------------------------

     In Volume II of this Application, the Applicants are submitting the documents and information required by Section 7-204A of the IPUA. In Volume III of this Application, the Applicants are submitting the prepared direct testimony and other exhibits of the following witnesses:

     MR. GARY RAINWATER, Ameren's Chief Executive Officer, provides an overview of the transaction, and addresses the community and labor commitments being made by Ameren.

     MR. WARNER BAXTER, Ameren's Executive Vice President and Chief Financial Officer, discusses the acquisition transaction in detail. He also discusses the significant investment that Ameren is making in Illinois Power and Ameren's need for specific authorizations from the Commission in this proceeding in order for Ameren to proceed with this acquisition.

     MR. JERRE BIRDSONG, Ameren's Vice President Risk Management and Treasurer, discusses the specifics behind Ameren's proposal to recapitalize Illinois Power, and provides certain information required by Section 7-204A of the IPUA. He also


-------------------

/4/ Because under PUHCA, the SEC must find that all necessary regulatory approvals for the transaction have been obtained, in transactions such as this one, SEC approval is usually received after (frequently by about 60 days) all other regulatory agencies' orders have been issued.

discusses the impact of the acquisition on Illinois Power's ability to raise capital, and on Illinois Power's capitalization, and shows that there will be no adverse impact on either.

     MR. DAVID WHITELEY, Ameren's Senior Vice President-Energy Delivery, explains how the quality of electric service provided by Illinois Power will be maintained, and even enhanced, by Ameren's acquisition of Illinois Power and by the integration of Illinois Power's administrative, overhead and managerial functions into the Ameren system.

     MR. JIMMY L. DAVIS, Ameren's Vice President-Energy Delivery, explains how the quality of gas service provided by Illinois Power will be maintained, and even enhanced, by Ameren's acquisition of Illinois Power and by the integration of Illinois Power's administrative, overhead and managerial functions into the Ameren system.

     MR. CRAIG NELSON, Ameren's Vice President of Corporate Planning, discusses the Power Purchase Agreement between Illinois Power and Dynegy Power Marketing, Inc. ("DYPM") for the supply for 2005-2006 for those customers that Illinois Power has an obligation to serve as an Integrated Distribution Company ("IDC") under Illinois law, and certain other power supply matters. He also discusses how the acquisition by Ameren is expected to decrease Illinois Power's cost of service, and explains why there will be no adverse impact on rates.

     MR. MARTIN J. LYONS, JR., Ameren's Vice President and Controller, discusses various accounting issues related to the acquisition, and explains the need for certain rulings from the Commission as to these issues and the accounting entries which Ameren proposes to make for the acquisition. In part, his testimony addresses Ameren's commitment to reverse the effect of "push down" accounting entries on Illinois Power's books for ratemaking purposes. He also shows that costs and facilities will be fairly and equitably allocated to Illinois Power, and that Ameren will ensure that there will be no unjustified

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subsidization by Illinois Power of non-utility activities. Mr. Lyons also addresses other issues, including those related to various affiliate agreements.

     MR. JAMES WARREN, a partner at the law firm of Thelen Reid and Priest, explains the election under Section 338(h)(10) of the Internal Revenue Code that is an integral part of this transaction, and provides key inputs for Mr. Nelson's testimony on cost of service related issues. He also discusses potential implications of the IRS tax normalization rules on the post-acquisition ratemaking treatment of Illinois Power's deferred tax balances.

     MR. JON CARLS, Ameren's Director Regulatory Services, presents the proposed Hazardous Materials Adjustment Clause Rider for AmerenIP that is designed to recover, after the end of the rate freeze, prudent costs that AmerenIP incurs for asbestos related claims.

     MR. RODNEY FRAME, a Principal with the Analysis Group/Economics, discusses the impact of the acquisition on applicable wholesale and retail markets and demonstrates that the acquisition will not create any adverse impact in such markets.

     MS. PEGGY CARTER, Illinois Power's Managing Director, Controller, describes the steps that will be followed to eliminate the Intercompany Note between Illinova and Illinois Power as part of the overall recapitalization of Illinois Power. Ms. Carter also explains the need for Commission approval to cancel certain other affiliated interest agreements after closing, and sponsors a jurisdictional commitment that Illinois Power agrees to accept assuming Commission approval of and closing of the Reorganization.

     MR. FRANK STARBODY, Illinois Power's Vice President, Energy Supply and Customer Management, discusses Illinois Power's plans for issuing a Request for Proposal to purchase 700 MW of electric capacity and energy beginning January 1, 2005 to replace an existing contract between Illinois Power and AmerGen Energy Company, L.L.C. that will expire by that date.


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V.   THE REORGANIZATION
     ------------------

     A.   IDENTIFICATION OF COMPANIES INVOLVED AND AFFILIATES

     ILLINOIS POWER. Illinois Power is an Illinois corporation that provides electric service to approximately 600,000 customers and gas service to approximately 415,000 customers in a 15,000 square mile territory across Illinois. As noted, Illinois Power operates as an IDC. Illinois Power has no retail marketing function, and no Illinois Power employees negotiate competitive electric power supply arrangements with any retail customers, on any system. Illinois Power owns virtually no generation/5/, and presently receives its electric power supply under contracts with Dynegy Midwest Generation, Inc. ("DMG") (currently an affiliate), EEInc. (also an affiliate), and AmerGen Energy Company, L.L.C. ("AmerGen"). The AmerGen contract expires at the end of 2004. The primary term of the DMG contract expires at the end of 2004, but by its terms continues for successive one-year extended terms unless either party gives advance notice to terminate in accordance with the terms of the contract./6/ The EEInc. contract terminates at the end of 2005.

     ILLINOVA. Illinova is an Illinois corporation that owns all of the outstanding common stock and approximately 73% of the issued and outstanding preferred stock of Illinois Power. Illinova is also the obligor on the Intercompany Note.

     DYNEGY. Dynegy is an Illinois corporation, with its headquarters in Houston, Texas. Dynegy owns all of the outstanding common stock of Illinova.


-------------------

/5/ Illinois Power is the joint owner with State Farm Mutual Automobile Insurance Company ("State Farm") of three diesel generators, with a total capacity of 5.25 MW, located on or near State Farm's headquarters in Bloomington, Illinois. State Farm has the right to use the diesel units for on-site emergency back-up. At all other times, Illinois Power has the right to, and does, dispatch the diesel units to serve its system load. This arrangement is set forth in a service contract that has been approved by the Commission and is part of Illinois Power's filed tariffs. The service contract has a five-year term that expires October 19, 2007; if neither party gives notice of termination by October 19, 2006, however, the service contract is automatically extended for another five-year term.

/6/ No definitive notice of termination has been tendered by either Illinois Power or DMG as of the date of this Application.


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Dynegy acquired Illinova in 2000. Dynegy owns and operates a diverse portfolio of energy assets, including power plants totaling 12,713 megawatts of net generating capacity and gas processing plants that process more than 2 billion cubic feet of natural gas per day.

     DYNEGY POWER MARKETING. DYPM is a Texas corporation that markets electric power at wholesale and retail.

     AMEREN. Ameren is a Missouri corporation with its headquarters in St. Louis, Missouri. Ameren is a registered holding company under the Public Utility Holding Company Act of 1935 ("PUHCA") and is the parent of three state-regulated utility subsidiaries, AmerenCIPS, AmerenCILCO and AmerenUE, all of which provide electric and gas service to the public and are public utilities under Section 3-105 of the IPUA.

     AMERENCIPS. AmerenCIPS is an Illinois corporation that provides electric service to approximately 325,000 customers and gas service to about 170,000 customers in 527 incorporated and unincorporated communities in central and southern Illinois. AmerenCIPS owns no generation, and is served presently under an agreement with Ameren Energy Marketing Company ("AEM"), an affiliate. AmerenCIPS operates as an IDC. It has no retail marketing function, and no AmerenCIPS employees negotiate competitive electric power supply arrangements with any retail customers, on any system.

     AMERENCILCO. AmerenCILCO is also an Illinois corporation whose principal business is the transmission, distribution and sale of electric energy in an area of approximately 3,700 square miles in central and east-central Illinois, and the purchase, distribution, transportation and sale of natural gas in an area of approximately 4,500 square miles in central and east-central Illinois.


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AmerenCILCO owns no generation (except certain small units, including various power modules), and is served presently under an agreement with AmerenEnergy Resources Generating Company ("AERG"), an affiliate. AmerenCILCO furnishes electric service to over 200,000 retail customers in 136 Illinois communities and gas service to over 204,000 customers in 128 Illinois communities.

     AMERENUE. AmerenUE is a Missouri corporation that provides electric service to approximately 62,000 customers and gas service to approximately 18,000 customers in Illinois, and electric service to nearly one million customers and gas service to over 100,000 customers in Missouri. AmerenUE owns 8,290 MW of electric generating capacity. AmerenUE has no Illinois retail marketing function; no AmerenUE employees negotiate competitive power supply arrangements with retail load on any system in Illinois. AmerenUE also has elected to operate as an IDC. AmerenUE intends to transfer its Illinois electric and gas assets, distribution assets and businesses to AmerenCIPS. Regulatory proceedings relating to this transfer are pending before this Commission and the Missouri Public Service Commission. The FERC approved this transfer in December of 2003. Upon completion of this transaction, AmerenUE will cease to be a public utility in Illinois.

     OTHER AMEREN AFFILIATES. Ameren also has several other subsidiaries, including: Ameren Services Company ("Ameren Services"), which provides various corporate support, technical and administrative services to Ameren and its affiliates; Ameren Energy Generating Company ("AEG"), which owns and operates over 4,330 MW of electric generating capacity, all of which is located in Illinois and Missouri; AEM, which markets power and energy at wholesale and at retail, and has responsibility for all Ameren retail marketing in Illinois; Ameren Energy Company ("AE"), which provides short-term energy trading services and acts as agent to AmerenUE and AEG; and Ameren Energy Fuels and Services Company ("Ameren Fuels"), which provides generation fuels, natural gas procurement, management and related services for Ameren affiliates and other entities.

     B.   MECHANICS OF THE REORGANIZATION

     As indicated above, pursuant to the Stock Purchase Agreement Illinova has agreed to sell to Ameren all of the outstanding common stock of Illinois Power and all of the Illinois Power preferred stock that Illinova owns (approximately 73% of the total amount issued and outstanding). In exchange for the common and preferred shares, and for Illinova Generating's 20% ownership interest in EEInc., the owner of the Joppa Plant, Ameren is paying $2.3 billion, consisting of the assumption of debt and of certain obligations with respect to the portion of Illinois Power's preferred stock not held by Illinova (together totaling approximately $1.91 billion as of December 31, 2003) and cash for the balance (subject to certain adjustments), of which, subject to certain exceptions specified in the Stock Purchase Agreement, $100,000,000 will be deposited in escrow, to secure certain indemnities from Dynegy relating to potential liabilities that Illinois Power faces, principally due to its former ownership of generating facilities now owned by DMG.

     Shortly prior to closing, as part of the overall recapitalization of Illinois Power, the Intercompany Note will be eliminated. The current principal balance of the Intercompany Note, which matures in 2009, is approximately $2.27 billion. Presently, the Intercompany Note is the largest single asset on Illinois Power's books, and contributes to a severe imbalance between the size of Illinois Power's rate base and the size of its capital structure. Illinois Power has combined electric and gas property, plant and equipment less accumulated depreciation of approximately $1.95 billion, with a capitalization of approximately $3.31 billion. Elimination of the Intercompany Note will result in a reduction in total capitalization at Illinois Power, thus more closely aligning total capitalization with rate base.

     After the closing, Ameren will complete the recapitalization of Illinois Power. Ameren will do so by infusing substantial equity into Illinois Power and using that new equity to repurchase or retire an aggregate of at least $750 million principal amount of Illinois Power's outstanding long-term debt by December 31, 2006. Both the issuance of new common equity, to fund the debt repurchases and retirement, and the early redemption of a substantial portion of Illinois Power's debt carry with them significant costs. The result of Ameren's efforts and expenditures will be a capital structure at Illinois Power that consists of 50%-60% common equity by December 31, 2006, the end of the "mandatory transition period" under the IPUA. Ameren expects that the recapitalized Illinois Power will receive an investment grade rating for its long-term debt from at least one if not all of the principal rating agencies on or before that date. The steps in Ameren's recapitalization plan for Illinois Power are commitments that Ameren is making to this Commission assuming approval of the Reorganization in accordance with this Application and the closing of the transaction.

     C.   POST-CLOSING OPERATIONS

     Subsequent to the closing, Illinois Power will continue to operate as a separate company, and will not be merged into any of the three existing Ameren utilities. Ameren does not seek approval in this proceeding to eliminate Illinois Power as a company or to alter any existing Illinois Power tariffs in any material respect. Accordingly, unless and until otherwise authorized by this Commission, Illinois Power will maintain its own rate schedules. Applicants note, however, that while Illinois Power will maintain its separate corporate existence, Illinois Power will be integrated fully into the Ameren system through the receipt of corporate support and other services from Ameren affiliates.

     After the closing, Illinois Power will continue to operate as its own control area, within the Midwest Independent System Operator ("MISO"). In this regard, the Stock Purchase Agreement provides that within 90 days of February 2, 2004, Illinois Power will take the necessary steps to submit a conditional application to accomplish the transfer of functional control over Illinois Power's transmission system to MISO, conditioned on the closing of the Reorganization. Accordingly, the Reorganization will not delay the integration of Illinois Power's transmission system into a regional transmission organization.

     Illinois Power will own virtually no generation, and will continue to operate as an IDC. It will have no active marketing function.

     As is discussed in the testimony of Mr. Craig D. Nelson, Vice President of Ameren Services for Corporate Planning, in 2005 and 2006, part of Illinois Power's electric requirements will be met by an electric power purchase agreement ("PPA") with DYPM, and one or more other agreements with suppliers reached through a competitive bidding process. At closing, Illinois Power will have no binding power purchase obligations beyond 2006, and will be free to participate fully in the competitive power markets when the mandatory transition period ends.

     Initially, Illinois Power's customers will see few visible signs of the change in ownership. Illinois Power customers will call the same numbers for service, will have largely the same employees serving their needs and will continue paying the same rates they would have paid absent the acquisition. However, after closing Ameren plans to begin introducing new systems, work processes, and initiatives that will move Illinois Power toward performance leadership in Illinois and the nation in terms of reliability, customer satisfaction and service response. Mr. David Whiteley, Ameren's Senior Vice President-Energy Delivery, and Mr. Jimmy Davis, Vice President-Energy Delivery, in their prepared direct testimony, describe the Ameren utilities' experience and capabilities in providing high quality, safe and reliable electric and gas service, respectively, to their customers, and discuss Ameren's plans for integrating Illinois Power's electric and gas operations with those of the Ameren utilities.

     D.   BENEFITS OF THE REORGANIZATION

     The Reorganization will benefit Illinois Power's customers and the competitive retail electric marketplace in Illinois. Presently, Illinois Power suffers from poor credit ratings, which have prevented Illinois Power from accessing lower cost sources of capital and have at times impaired its access to capital altogether. The Reorganization will include a recapitalization of Illinois Power that will restore Illinois Power's capital structure to an appropriate debt-equity ratio and to consistency with Illinois Power's net utility assets. Ameren believes that these actions will lead to restoration of an investment grade credit rating and lower capital costs for the long term.

     The integration of Illinois Power's administrative, overhead and managerial functions into the Ameren system will also allow Illinois Power, and therefore its customers, to benefit from economies of scale associated with a larger energy procurement function and delivery system. In addition, Ameren commits to enhancing Illinois Power's quality of service through additional infrastructure investments. Specifically, Ameren commits that Illinois Power will make at least $275 million to $325 million of capital expenditures in the first two years after the transaction closes.

          1. RECAPITALIZATION OF ILLINOIS POWER AND RESTORATION OF INVESTMENT GRADE STATUS

     Illinois Power, as well as its immediate parent company, Illinova, and its ultimate parent company, Dynegy, presently have below-investment grade credit ratings. Further, the Intercompany Note, with a principal balance of approximately $2.27 billion, represents a large percentage of Illinois Power's assets and is an unsecured obligation from an obligor with below investment grade credit ratings, and therefore places significant downward pressure on Illinois Power's credit ratings. Correspondingly, there is a large difference between the size of Illinois Power's capital structure and its rate base (i.e., its net property, plant and equipment). As noted above, while Illinois Power has net electric and gas utility property plant and equipment of approximately $1.95 billion, it had debt and preferred stock totaling about $1.91 billion at December 31, 2003.

     Illinois Power does not currently have a facility in place to access working capital through short-term borrowings, and a limited amount of additional long-term debt is available to it at relatively high interest rates with restrictive covenants.

     The Commission has taken steps to assure that Illinois Power continues to have adequate liquidity. In Docket No. 02-0561, the Commission approved a netting agreement between Illinois Power and Dynegy and certain Dynegy affiliates, and imposed restrictions on Illinois Power's ability to declare and pay dividends on its common stock. Under those restrictions, Illinois Power cannot declare or pay a dividend until the two major credit rating agencies rate its long-term debt as investment grade and Illinois Power receives permission from the Commission.

     While the steps the Commission has taken increase the likelihood that Illinois Power will maintain adequate liquidity, those steps alone cannot guarantee an adequate source of cash for the infrastructure maintenance and improvements that a public utility like Illinois Power must continually make, or restoration of investment grade credit ratings. Ameren, on the other hand, can offer - and is committing to implement -- measures to restore Illinois Power to financial health, balance its capital structure and enable it to access the capital markets more easily and at a more competitive cost - and Ameren is offering a timetable for doing so.

          2.   RATES

     Ameren does not seek to (and of course, cannot) effectuate any immediate change in bundled electric rates, notwithstanding the substantial infusion of equity that Ameren has pledged, the significant costs of the Reorganization, and the other steps that Ameren is committing to take to improve Illinois Power's financial condition. Ameren also commits that AmerenIP will not seek any increases in its electric delivery services rates to be effective before 2007. Ameren may seek to conform Illinois Power's electric delivery service tariffs to those of the Ameren Utilities before 2007; however, these changes would not affect the level of Illinois Power's charges or fees for delivery services.

     Ameren does seek approval now for one change in electric rate design to be effective in the future. Illinois Power is subject to potential liability with respect to several environmental matters, including significant asbestos claims arising from Illinois Power's past operations. The timing of the imposition, and the amounts, of the asbestos liabilities are difficult to predict, and it is also difficult to predict at this point what portion of any asbestos liabilities might be covered by insurance. The costs of these asbestos claims have the potential to be both large and volatile. Ameren does not believe that standard ratemaking mechanisms are adequate to address recovery of these costs, due to their volatile nature and potentially significant size.

     Ameren seeks to implement a rider for AmerenIP to address these costs, to be approved in this proceeding and to become effective when the mandatory transition period ends. Under the tariff rider, the specific form of which is sponsored by Mr. Jon Carls, Ameren Services' Director of Regulatory Services, in his testimony, AmerenIP would recover from electric customers the prudent costs associated with asbestos claims that result from exposure prior to October 1,

1999 and that AmerenIP becomes legally obligated to pay after December 31, 2006. The proposed rider, which assures that customers will not pay more than actual, prudently incurred costs, is provided as Applicants Ex. 8.1, and is sponsored by Mr. Carls.

     Illinois Power, which has not had a gas rate case since 1994, will be filing for a proposed increase in its base gas rates prior to June 30, 2004. After the order is issued in that case (expected in the normal course of such cases to be on or about June 1, 2005), Illinois Power will not seek another increase in base gas rates to be effective until after December 31, 2006.

          3.   SERVICE AREA, COMMUNITY AND LABOR COMMITMENTS

     Ameren is committed to maintaining a presence and enhancing the service and support in Illinois Power's service territory and the communities that Illinois Power serves. These commitments are set forth in the testimony of Ameren witness Gary L. Rainwater, Chairman, Chief Executive Officer and President of Ameren. Specifically, Ameren commits that:

                    o Ameren has contributed a total of $300,000 to the Decatur and other Illinois Power service area United Way organizations. After closing, Ameren would thereafter increase its total contribution to United Way, civic, charitable, and social service organizations in Illinois Power's service territory to at least $1.5 million annually. (In contrast, Illinois Power's contributions to such organizations totaled about half that amount in 2003.)

                    o As noted above, Ameren will cause Illinois Power to make between $275 million and $325 million of capital expenditures during Ameren's first two years of ownership of Illinois Power.

                    o Ameren will commit additional resources to support and enhance economic development aimed at attracting new jobs in the Illinois Power service territory.

                    o Ameren will maintain Illinois Power's headquarters in Decatur, Illinois for not less than five years following closing.

                    o Illinois Power workforce reductions resulting from the acquisition will not exceed 25 employees for a period of four years following the closing, except to the extent additional reductions occur through attrition or voluntary separation programs.

                    o Illinois Power will honor all existing labor agreements.

                    o Illinois Power employees, retirees and retirees' surviving dependents will remain in their current Illinois Power benefit plans or be moved into appropriate Ameren plans.

     These commitments will ensure a continued and vital presence in the Illinois Power service territory, and safe, reliable utility service, for years to come.

          4.   POWER SUPPLY

     Illinois Power presently receives its power supply under separate contracts with DMG, an affiliate, EEInc., also an affiliate, and AmerGen, which owns and operates the Clinton nuclear unit. The AmerGen contract expires at the end of 2004. The primary term of the DMG contract also expires at the end of 2004, and the contract thereafter automatically extends for one-year terms unless either party gives advance notice of termination. The EEInc. contract expires at the end of 2005. In connection with, and as a condition of, the Stock Purchase Agreement, Illinois Power and another Dynegy affiliate, DYPM, will enter into a new power purchase agreement ("PPA") pursuant to which DYPM will supply Illinois Power with up to 2,800 MW of capacity and energy for a period of two years, 2005-2006./7/ Ameren, acting on behalf of Illinois Power as its future owner, and DYPM negotiated this PPA at arms-length for over two months. The PPA reflects market-based terms and conditions for the amounts of capacity, energy and ancillary services that will be provided by DYPM to allow Illinois Power to reliably serve its retail load. The remainder of Illinois Power's requirements, approximately 700 MW for 2005 and 900 MW for 2006, will be offered for bid in the market place, pursuant to an independently-administered competitive bidding process./8/ The direct testimony of Frank Starbody, Illinois Power's Vice President-Energy Supply & Customer Management, describes the process that Illinois Power will employ to solicit and evaluate bids to supply 700 MW of its retail load in 2005-2006.


-------------------

/7/ The Stock Purchase Agreement provides that, in the event the Reorganization closes prior to January 1, 2005, Illinois Power and DMG will enter into the Interim PPA Rider. The Interim PPA Rider amends the existing PPA to eliminate Illinois Power's rights to control the dispatch of DMG's generating units, except that such rights are preserved in situations necessary to maintain grid reliability.

/8/ With respect to power supply after 2006, Ameren is willing to commit AmerenIP to a condition similar to that imposed on AmerenCIPS and AmerenCILCO in Docket No. 02-0428, whereby those companies are required: (i) to work with the Commission's Staff to develop competitive bidding procedures to govern all power supply arrangements; and (ii) to obtain Commission approval for any single-source supply arrangement. Ameren anticipates that the competitive bidding procedures currently being developed will be in place by or shortly after the time the Reorganization closes, for use in connection with post-2006 power supply arrangements.

     These arrangements will assure Illinois Power a reliable supply of power and energy to meet its retail load requirements as an IDC, at reasonable cost, through the end of the electric rate freeze.

VI.  COMPLIANCE WITH STATUTORY REQUIREMENTS
     --------------------------------------

     A.   SECTION 7-204: REORGANIZATION APPROVAL

     The transactions described herein constitute a "reorganization" within the meaning of Section 7-204 of the IPUA. That Section states, in part, that

          For purposes of this Section, "reorganization" means any transaction which, regardless of the means by which it is accomplished, results in a change in the . . . ownership or control of any entity which owns or controls the majority of the voting capital stock of a public utility. . . ."

220 ILCS 5/7-204.

     Section 7-204 requires that the Commission make a series of findings, each of which is addressed below.

          1. FINDING 1: "THE PROPOSED REORGANIZATION WILL NOT DIMINISH THE UTILITY'S ABILITY TO PROVIDE ADEQUATE, RELIABLE, EFFICIENT, SAFE AND LEAST-COST PUBLIC UTILITY SERVICE."

     As indicated above, Ameren brings a strong record of customer service to this transaction. Ameren has a proven track record of high quality service that is second to none in communities much like those that Illinois Power serves. In this regard, Ameren notes that it has a full century of experience serving both urban and rural areas, as well as smaller communities, such as Petersburg, Illinois, and large cities, including Peoria, Illinois and St. Louis, Missouri. Thus, Ameren is fully qualified to oversee Illinois Power's provision of service to its diverse service territory, and is committed to maintaining and improving Illinois Power's service quality.

     As discussed in detail in the testimony of Mr. David Whiteley, Ameren's Senior Vice President-Energy Delivery and Mr. Jimmy L. Davis, Ameren's Vice

President-Energy Delivery, Ameren provides high quality and highly reliable utility service, and is highly rated in terms of customer service. In the Illinois Power area, Ameren will make and follow through on the same commitment to improve customer service that it has made in its other service areas. In no regard will the quality of service provided by Illinois Power diminish.

     Additionally, as Mr. Warner Baxter, Ameren's Executive Vice President and Chief Financial Officer, explains in his testimony, Ameren has committed to invest at least $275-$325 million on capital projects during Ameren's first two years of ownership of Illinois Power. This higher level of capital expenditures enabled by the Reorganization will enable Illinois Power to further upgrade its electric and gas systems throughout its service area.

     Moreover, the improvement in Illinois Power's credit ratings that Ameren anticipates, and Illinois Power's affiliation with a parent with its own superior credit ratings, will ensure that Illinois Power will have ready and continued access, on reasonable terms, to the capital necessary to maintain and enhance its infrastructure.

     Thus, the Reorganization will enhance Illinois Power's ability to provide adequate, reliable, efficient, safe and least-cost public utility service.

          2. FINDING 2: "THE PROPOSED REORGANIZATION WILL NOT RESULT IN THE UNJUSTIFIED SUBSIDIZATION OF NON-UTILITY ACTIVITIES BY THE UTILITY OR ITS CUSTOMERS."

     Ameren is a registered holding company under PUHCA and operates under clear and fair cost-allocation guidelines. Those guidelines are reflected in both the Ameren General Services Agreement (the "Ameren GSA"), which the Commission originally approved in Docket No. 95-0551, and which was modified recently in Docket No. 03-0279 to include AmerenCILCO as a party and to address the SEC's regulations. As explained in the testimony of Mr. Baxter, Illinois Power will be allocated and charged costs pursuant to: (i) the Ameren GSA; and (ii) the SEC's rules. (A copy of the amended Ameren GSA is provided as Applicants' Ex. 5.2.) The Ameren GSA and the SEC regulations will preclude any unjustified subsidization of non-utility activities.

     Moreover, as discussed below, assuming regulatory approval and closing of the Reorganization, Illinois Power makes the same commitment regarding the preservation of the Commission's authority to determine appropriate cost allocations that AmerenCIPS and AmerenUE made in Docket No. 95-0551, and that AmerenCILCO made in Docket No. 02-0428.

          3. FINDING 3: "COSTS AND FACILITIES ARE FAIRLY AND REASONABLY ALLOCATED BETWEEN UTILITY AND NON-UTILITY ACTIVITIES IN SUCH A MANNER THAT THE COMMISSION MAY IDENTIFY THOSE COSTS AND FACILITIES WHICH ARE PROPERLY INCLUDED BY THE UTILITY FOR RATEMAKING PURPOSES."

     As already explained, Ameren will allocate and charge costs in accordance with the Ameren GSA, as approved by the Commission in Docket No. 03-0279, or a materially identical GSA, and in accordance with the SEC's regulations. Moreover, as discussed below, assuming regulatory approval and closing of the Reorganization, Illinois Power makes the same commitment regarding the preservation of the Commission's authority to determine appropriate cost allocations that AmerenCIPS and AmerenUE made in Docket No. 95-0551 and AmerenCILCO made in Docket No. 02-0428.

          4. FINDING 4: "THE PROPOSED REORGANIZATION WILL NOT SIGNIFICANTLY IMPAIR THE UTILITY'S ABILITY TO RAISE NECESSARY CAPITAL ON REASONABLE TERMS OR TO MAINTAIN A REASONABLE CAPITAL STRUCTURE."

     As Mr. Birdsong discusses, the Reorganization will have a positive impact on Illinois Power's ability to raise necessary capital on reasonable terms and to maintain a reasonable capital structure, because Ameren will recapitalize Illinois Power, which will improve Illinois Power's financial condition through a strengthened balance sheet and which Ameren expects to result in investment grade credit ratings for Illinois Power. Moreover, Illinois Power will be a subsidiary of a parent company that has a credit rating higher than that of

Illinova or Dynegy. As Mr. Baxter also discusses in his testimony, the Reorganization will not result in an unreasonable capital structure. To the contrary, the Reorganization will produce a balanced capital structure more closely related to Illinois Power's utility assets.

          5. FINDING 5: "THE UTILITY WILL REMAIN SUBJECT TO ALL APPLICABLE LAWS, REGULATIONS, RULES, DECISIONS AND POLICIES GOVERNING THE REGULATION OF ILLINOIS PUBLIC UTILITIES."

     AmerenIP will be an Illinois public utility, subject to all applicable laws and rules. In Docket No. 95-0551 and Docket No. 02-0428, the Ameren Utilities made certain commitments intended to assure that the Commission would not be preempted from regulating certain aspects of their businesses solely due to Ameren's status as a registered holding company under PUHCA. As stated in the testimony of Ms. Carter, Illinois Power makes the same commitments here assuming regulatory approval and closing of the Reorganization.

          6. FINDING 6: "THE PROPOSED REORGANIZATION IS NOT LIKELY TO HAVE A SIGNIFICANT ADVERSE EFFECT ON COMPETITION IN THOSE MARKETS OVER WHICH THE COMMISSION HAS JURISDICTION."

     Ameren is acquiring only a very small amount of generation from Dynegy, consisting of Illinova Generating's 20 percent share of EEInc., which owns and operates the 1,014 MW Joppa Plant. As noted earlier, Ameren's acquisition of Illinova Generating's interest in the Joppa Plant does not require this Commission's approval. Ameren and Dynegy require, and are seeking, approval of that acquisition from the FERC and review by the Department of Justice pursuant to the Hart-Scott-Rodino Act.

     Mr. Rodney Frame, a principal with Analysis Group, Inc., has assessed the competitive effects of Ameren's acquisition of Illinois Power and Illinova Generating's 20 percent interest in EEInc. Mr. Frame's assessment includes a detailed competitive screen analysis under the FERC's merger guidelines. Mr. Frame's full assessment accompanies his testimony in this proceeding as

Applicants' Ex. 10.4. Mr. Frame concludes that Ameren's acquisition of Illinois Power and Dynegy's 20 percent interest of EEInc. will not have an adverse competitive effect./9/

     In addition, Ameren's acquisition of Illinois Power should have no materially adverse impact on the competitive retail electric or gas markets over which the Commission has jurisdiction. Pursuant to the IPUA and Illinois Power's electric delivery services tariffs, Illinois Power's retail electric customers may purchase their electric power supply from other suppliers. Further, Illinois Power's non-residential gas customers can purchase their gas supplies from suppliers other than Illinois Power and have the third-party gas supplies delivered to them over Illinois Power's gas distribution system. Ameren cannot exclude such competitive retail electric suppliers or competitive suppliers of gas from the Illinois Power electric and gas systems. Moreover, Federal and state laws and regulations, as well as Illinois Power's tariffs filed pursuant to those laws and regulations, generally prohibit Illinois Power from discriminating against non-affiliates.

     Further, Illinois Power has no separate retail marketing function. Two other Dynegy affiliates provide competitive retail electric service in Illinois. Even if these other affiliates were to cease making retail electric sales in the state, for whatever reason, there would still be an ample number of actual and potential competitors to assure robust competition for retail electric load.

          7. FINDING 7: "THE PROPOSED REORGANIZATION IS NOT LIKELY TO RESULT IN ANY ADVERSE RATE IMPACTS ON RETAIL CUSTOMERS."

     As Mr. Nelson explains in detail in his testimony, Ameren expects the change in control over Illinois Power and the incorporation of Illinois Power


-------------------

/9/  Certain minor "screen violations" under the FERC's Competitive
Analysis Screen of Appendix A of the FERC's Merger Policy Statement that arise using one possible means of analyzing the Reorganization are fully and adequately addressed by the mitigation that Ameren is proposing in its application to the FERC in connection with the proposed transaction.

into the Ameren system, with the resulting synergies and cost of service savings, to reduce Illinois Power's overall cost of service below what it otherwise would be were the Reorganization not to occur. As he demonstrates, the overall cost savings expected to be achieved by 2007 will more than offset the impact on rates paid by customers due to the elimination of Illinois Power's deferred tax balances and the recovery of a portion of Ameren's costs of accomplishing the Reorganization. Accordingly, there is no significant risk of any adverse rate impacts on retail customers resulting from the Reorganization.

     B.   TREATMENT OF COSTS AND SAVINGS

     Under Section 7-204 of the IPUA, in this proceeding the Commission must rule on: (i) the allocation of any savings resulting from the Reorganization; and (ii) whether Illinois Power should be allowed to recover any costs incurred in accomplishing the Reorganization and, if so, the amount of costs eligible for recovery and how the costs will be allocated.

     Ameren is making a significant investment and incurring substantial expenses to acquire and recapitalize Illinois Power. The projected total costs to Ameren of accomplishing the Reorganization are expected to exceed $450 million, including a premium over book value of approximately $275 million, debt redemption/retirement premiums of approximately $100 million, equity issuance costs of $35 million, transaction costs of approximately $25 million, transition costs of approximately $10 million, and severance costs of approximately $9 million. Applicants' witnesses discuss these costs in greater detail in their testimony.

     Ameren believes that, in addition to the benefits to Illinois Power discussed above, the Reorganization will produce cost savings that exceed the costs of accomplishing the Reorganization. These cost savings are discussed in Mr. Nelson's direct testimony.

     Ameren does not seek recovery of the full amount of the costs of accomplishing the Reorganization. Rather, Ameren proposes to reflect $100 million of these costs on AmerenIP's books, as a regulatory asset, to be amortized ratably over the period 2005-2010. No rate adjustment in respect of these costs would be made before 2007. Thereafter, Ameren seeks only the recovery in rates by AmerenIP, beginning with the first implementation of new rates after December 31, 2006, of the unamortized balance of this regulatory asset over the remainder of the amortization period.

     This proposal means that, out of the total projected Reorganization costs of more than $450 million, Illinois Power customers will be asked to pay approximately $67 million of those costs. Moreover, on a present value basis, Ameren's recovery will be even lower. The costs will all be incurred within the first two years after closing, whereas the recovery cannot begin until after those two years have passed, and will extend another four years after that.

     To implement the proposal, Applicants request that the Commission enter a finding that Illinois Power should be allowed to amortize ratably over a period beginning in 2005 and ending in 2010 no less than $100 million of costs incurred to accomplish the Reorganization, and to recover in rates the unamortized portion beginning in 2007 over the remainder of the amortization period. This finding is well within the Commission's authority. Section 7-204(c) compels the Commission to address this issue: "the Commission shall not approve a reorganization without ruling on . . . whether the companies should be allowed to recover any costs incurred in accomplishing the reorganization and, if so, the amounts of costs eligible for recovery and how costs will allocated." 220 ILCS 5/7-204(c) (emphasis added).

     A significant portion of these costs are necessary in connection with the actions to be taken to improve Illinois Power's credit rating, which will be one of the principal benefits of the Reorganization, and which will have a positive effect on Illinois Power's cost of service, in the form of lower cost funds and goods and services. Without incurring these costs Ameren could not undertake and complete this transaction. Accordingly, Ameren should not be required to fully absorb these costs.

     Bundled electric rates will remain frozen under the provisions of
Section 16-111 of the IPUA. Illinois Power intends to file a gas rate case prior to June 30, 2004, in which it will not reflect any Reorganization costs. This gas base rate case will be based on a 2003 test year that will not reflect any adjustments related to the Reorganization. Ameren commits that if this transaction closes, AmerenIP will not seek any further adjustment in gas base rates, or in electric DST rates, that would become effective prior to January 1, 2007.

     Changes in electric and gas rates effective after 2006 will reflect the then-actual cost of service, including the effect of all applicable synergies. AmerenIP will not seek to retain any portion of the synergies in any future electric or gas rate filing./10/ Moreover, nothing in Applicants' rate stabilization plan would limit the Commission's authority to investigate gas base rates under Section 9-250 of the IPUA. (The Commission's authority to investigate electric rates is already limited under Section 16-111 of the IPUA; Applicants do not propose any further limitation.)


-------------------

/10/ Applicants do not intend to suggest that, upon expiration of the rate stabilization periods, AmerenIP will never propose an alternative regulation plan or other general incentive ratemaking plan.

     C.   APPROVAL OF AFFILIATED INTEREST AGREEMENTS

     Applicants propose that AmerenIP will enter into four affiliated interest agreements, for which Commission approval is required under Sections 7-101 and 7-204A of the IPUA.

          1.   GENERAL SERVICES AGREEMENT

     In Docket No. 95-0551, in connection with the formation of Ameren as the parent to AmerenUE and AmerenCIPS, the Commission approved the entry of those two utilities into the Ameren GSA with Ameren Services. Thereafter, in Docket No. 03-0279, the Commission approved AmerenCILCO's entry into the Ameren GSA, and certain modifications of the agreement. The Ameren GSA has also been approved by the SEC pursuant to PUHCA. Ameren seeks authority for AmerenIP to enter into, and become a party to, the Ameren GSA. As noted above, the Ameren GSA is provided as Applicants' Ex. 5.2.

          2.   FUEL AND NATURAL GAS SERVICES AGREEMENT

     AmerenCIPS, AmerenCILCO and AmerenUE are parties to a Fuel and Natural Gas Services agreement ("Ameren FSA") with Ameren Fuels. Under the Ameren FSA, Ameren Fuels provides fuel procurement and fuel management services to AmerenCIPS, AmerenUE, and AmerenCILCO. The Ameren FSA was modified most recently by the Commission in Docket No. 03-0279 to add AmerenCILCO as a party. Ameren seeks authority for AmerenIP to enter into the Ameren FSA. This will allow AmerenIP to achieve the same kind of fuel procurement and fuel management benefits which Ameren Fuels provides to AmerenCIPS, AmerenUE and AmerenCILCO. (A copy of the Ameren FSA is provided as Applicants' Ex. 5.3.)

          3.   TAX ALLOCATION AGREEMENT

     The Ameren Companies are parties to a tax allocation agreement ("Ameren TAA"), which allocates federal income tax liabilities amongst them. The Ameren TAA was most recently approved in Docket No. 03-0279. (A copy of the TAA is


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provided as Applicants' Ex. 5.4.) Ameren seeks authority for AmerenIP to enter into the Ameren TAA or a materially identical TAA.

          4.   MONEY POOL AGREEMENT

     Ameren affiliates participate in the Ameren Money Pool Agreement, which allows them to engage in short-term loans from time to time. The Ameren Money Pool Agreement was most recently approved in Docket No. 03-0214. (A copy of the Money Pool Agreement is provided as Applicants' Ex. 5.5.) Ameren seeks authority for AmerenIP to enter into the Ameren Money Pool Agreement.

     D.   BOOKS AND RECORDS

     Ameren intends to maintain a substantial portion of Illinois Power's books and records at Illinois Power's headquarters in Decatur. However, certain records - particularly those relating to services provided by affiliated service companies, such as Ameren Services or Ameren Fuels - are more efficiently maintained at Ameren's headquarters in St. Louis. Accordingly, Ameren seeks approval under Section 5-106 of the IPUA for AmerenIP to maintain its books and records outside of this State. Ameren acknowledges that AmerenIP will be liable for, and upon proper invoice from the Commission will promptly reimburse the Commission for, the reasonable costs and expenses associated with the audit or inspection of any books, accounts, papers, records and memoranda kept outside the State, all as required under Section 5-106 of the IPUA. 220 ILCS 5/5-106.

     E.   SECTION 7-102

     Section 7-102 of the IPUA requires the Commission's approval whenever a "public utility may by any means, direct or indirect, merge or consolidate its franchises, license, permits, plants, equipment, business or other property with that of any other public utility." 220 ILCS 5/7-102. Applicants do not believe the Reorganization constitutes a direct or indirect merger or consolidation of


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two utilities' businesses or property. Rather, the Reorganization is a change in control transaction over which the Commission plainly has jurisdiction under Sections 7-204 and 7-204A.

     Nevertheless, to the extent that the Commission determines that the Reorganization is also subject to the approval requirements of Section 7-102, Applicants seek approval pursuant to that Section. Section 7-102 would require that Applicants demonstrate that the approval should reasonably be granted and that the public should be convenienced thereby. For all the reasons discussed above, the Reorganization is reasonable and in the public interest and should be approved.

     F.   SECTION 6-103

     Section 6-103 of the IPUA provides, in relevant part, as follows:

          In any reorganization of a public utility, resulting from forced sale, or in any other manner, the amount of capitalization, including therein all stocks and stock certificates and bonds, notes and other evidences of indebtedness, shall be such as is authorized by the Commission, which in making its determination, shall not exceed the fair value of the property involved.

     As discussed above, Ameren plans to recapitalize Illinois Power in a manner that Ameren expects will allow Illinois Power to improve its financial condition and obtain investment grade ratings. Ameren's plan is detailed in the testimony of Mr. Jerre Birdsong, Ameren's Vice President Risk Management and Treasurer. In short, it involves the elimination of the Intercompany Note (which will occur shortly prior to closing) and a significant infusion of equity by Ameren, to be used to eliminate preferred stock and an aggregate of at least $750 million principal amount of long-term debt. This will appropriately balance Illinois Power's capital structure, the size of which presently far exceeds the net book


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


cost of its utility assets. Accordingly, the Commission should approve the capitalization of Illinois Power resulting from the Reorganization, under
Section 6-103.

     G.   OTHER FINDINGS

          1.   APPROVAL OF ACCOUNTING ENTRIES

     The Applicants seek the Commission's approval for the accounting entries associated with the Reorganization, including those related to the elimination of the Intercompany Note and those related to the amortization of a portion of Ameren's transaction costs. These entries are sponsored by, and discussed in the testimony of, Ms. Peggy Carter, Illinois Power's Managing Director, Controller, and Mr. Martin Lyons, Jr. Ameren's Controller. The entries are, for all the reasons Ms. Carter and Mr. Lyons discuss, reasonable and in accordance with generally accepted accounting principles.

     As Mr. Lyons also discusses, in connection with the Reorganization and recapitalization of Illinois Power, Ameren will be required to "push down" certain accounting entries to Illinois Power's books. Ameren pledges that it will reverse the effect of theses entries for ratemaking purposes, pursuant to the methodology described by Mr. Lyons in his prepared direct testimony. In this regard, Applicants request that the Commission find that the balance sheet and income statement impacts of purchase accounting entries "pushed down" to the financial statements of Illinois Power will not serve, individually or in the aggregate, to increase or decrease rate base, cost of service or any other factor upon which Illinois Power's rates will be determined in future Commission proceedings, except to the extent approved by the Commission pursuant to this application as a partial recovery of Ameren's cost to accomplish the Reorganization..

          2.   PRUDENCE AND REASONABLENESS OF SHARE ACQUISITION

     Ameren seeks a finding that its acquisition of the shares of Illinois Power pursuant to the Stock Purchase Agreement is prudent and reasonable, taking into consideration the effect of the Reorganization on the deferred tax balances on the books of Illinois Power. As Ms. Carter discusses, all of Illinois Power's deferred taxes will be eliminated from its books in exchange for a reduction of the principal balance of the Intercompany Note. As Mr. Craig Nelson discusses in his testimony, overall the Reorganization will reduce Illinois Power's cost of service, because reductions in Illinois Power's cost of service will more than offset the impact of the change in the deferred tax balances and the recovery of a portion of the costs of accomplishing the Reorganization.

     As indicated by the terms of the Stock Purchase Agreement, Ameren is not willing to proceed with the transaction in the absence of reasonable assurance from the Commission (in the form of prudence and reasonableness findings) that efforts will not be undertaken in the future to "undo" (i.e., revise or reverse) the change in the deferred tax balances for rate base purposes or in any other respect. Disregard of AmerenIP's actual post-closing deferred tax balances for ratemaking purposes in the future could result in a violation of the IRS's normalization rules and any downward adjustment in rate base in a future rate case (based on "imputation" of accumulated deferred taxes that are no longer on AmerenIP's financial books) would deny Ameren the ability to earn a return of and on the investment it is making in Illinois Power. Ameren witness James Warren explains the potential impacts of the IRS' tax normalization rules resulting from any post-closing effort to undo the elimination of Illinois Power's deferred tax balances. Ameren will not make that investment - which is necessary to accomplishing the Reorganization - in the absence of findings that protect that investment.

     Ameren acknowledges that the effect of Illinova's assumption of Illinois Power's deferred tax liabilities and the tax treatment of the Reorganization is an increase in Illinois Power's combined electric and gas rate base at


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


December 31, 2006 by approximately $310 million. However, this increase in future rate base does not represent a windfall for Ameren, which is investing much more in Illinois Power than the amount of the increase in the post-closing rate base. Moreover, the increase in rate base must not be viewed in isolation, but in the broader context of the overall effect of the Reorganization on Illinois Power's costs.

     As Ameren's witnesses explain, overall the Reorganization will have a positive effect on Illinois Power's financial condition, cost of service and quality and reliability of service. Ameren expects to achieve synergies and other cost savings at Illinois Power that more than offset the effect of the change in rate base.

     This is a significant undertaking for Ameren, and, while it is one Ameren is fully capable of making, Ameren seeks assurances in this proceeding (through the requested prudence and reasonableness findings) that its investment in Illinois Power will be fully, adequately and properly recognized. Ameren expects that Illinois Power will emerge from the recapitalization as a creditworthy, investment grade entity, to the benefit of its customers and employees and the communities it serves. This important development should be properly encouraged by the Commission.

     The evidence will show that Ameren's acquisition of Illinois Power is prudent and reasonable, taking into account the effect of the transaction on Illinois Power's deferred tax balances. Ameren expects that the overall effect will be to reduce Illinois Power's cost of service from what it would be absent the Reorganization. Moreover, the Reorganization brings other benefits, such as Ameren's commitment to specific capital expenditure minimums.

     Accordingly, the Commission should make the following requested finding:

          Ameren's acquisition of the common shares and the preferred shares of Illinois Power pursuant to the Stock Purchase Agreement is prudent and reasonable, and the public will benefit thereby, taking into consideration the effect of the


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


          purchase on Illinois Power's deferred tax balances and rate-base valuation; as well as Ameren's proposed Illinois Power accounting entries associated with the acquisition, including the entries associated with the changes in the deferred tax balances, and the application of purchase accounting and the "push down" of associated accounting entries to the financial statements of Illinois Power.

     The Commission should further find that:

          The balance sheet and income statement impacts of purchase accounting entries "pushed down" to the financial statements of Illinois Power will not serve, individually or in the aggregate, to increase or decrease rate base, cost of service or any other factor upon which Illinois Power's rates will be determined in future Commission proceedings (except to the extent approved by the Commission pursuant to the Application as a partial recovery of Ameren's costs incurred to accomplish the Reorganization).

          3.   TERMINATION OF DIVIDEND RESTRICTION

     In Docket No. 02-0561, the Commission restricted Illinois Power's ability to declare and pay dividends on its common stock, barring Illinois Power from declaring or paying a dividend unless Illinois Power's first mortgage bonds are rated at least BBB- by Standard & Poors and Baa3 by Moody's Investor Services and Illinois Power first obtains specific approval from the Commission for the declaration and payment of a dividend pursuant to Section 7-103 of the IPUA.

     Because Ameren is undertaking to recapitalize Illinois Power, and because Ameren itself, unlike Dynegy, has an investment grade credit rating, the restrictions ordered in Docket No. 02-0561 are no longer necessary to protect Illinois Power and its customers in the future. Ameren requests that the Commission terminate the restriction, and enter a finding allowing Illinois Power to declare and pay a dividend on its common stock when its first mortgage bonds are rated either (i) at least BBB- by Standard & Poors or (ii) at least Baa3 by Moody's Investor Services. As Mr. Baxter discusses in his testimony, the requirement that at least one (rather than both) of these major rating agencies upgrade Illinois Power's bond ratings to investment grade will provide adequate


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


protection in the future, because Illinois Power will be owned by a financially strong, investment-grade-rated parent, and because of the other commitments that Ameren is making for the purpose of restoring Illinois Power's financial health.

     As Mr. Baxter also explains, Ameren does not intend to misuse dividend authority in any respect. Ameren commits to establish a dividend policy at Illinois Power that is comparable to the dividend policies in effect at the other Ameren Utilities, consistent with achieving and maintaining the targeted capital structure with a common equity component of 50%-60%.

          4.   ASBESTOS RIDER

     As discussed above, Illinois Power seeks approval of a rider that would provide for the recovery of certain prudent costs incurred in connection with asbestos-related claims, to become effective on January 2, 2007. Ameren is assuming substantial risk associated with the Reorganization in that it is inheriting substantial exposure with regard to claims related to asbestos exposure at Illinois Power facilities prior to October 1, 1999. While Ameren believes that it is fully capable of handling the risk posed by the Reorganization, it is not willing to assume the additional regulatory risk associated with the timely recovery of these costs. Accordingly, Ameren is proposing that AmerenIP be allowed to implement a rider, effective as of January 2, 2007, that would eliminate the regulatory lag risk associated with recovery of these costs. (See Appendix I, Tab B.)

     The proposed rider, which is sponsored by Ameren witness Jon R. Carls, fully preserves the Commission's ratemaking authority. Recovery is limited to the prudent costs incurred by the utility, which is a determination to be made by the Commission. Consistent with the existing environmental remediation cost recovery riders in effect for Illinois Power and many other Illinois utilities, the cost recoveries under the asbestos rider will be subject to annual reconciliation and review in a proceeding before the Commission.

     Moreover, recovery is limited to those costs that AmerenIP becomes legally obligated to pay after the rate freezes ends. There is no effort to shift costs from the rate freeze period to a future period.

     The rider is reasonable and should be approved.

          5.   ELIMINATION OF INTERCOMPANY NOTE

     A condition to closing set forth in the Stock Purchase Agreement is that neither Dynegy nor any affiliate have any continuing obligation under the Intercompany Note beyond closing. Ms. Peggy Carter explains in her prepared direct testimony how the Intercompany Note will be eliminated as part of the overall recapitalization of Illinois Power. As noted above, the current principal balance of the Intercompany Note is approximately $2.27 billion. This balance is not expected to change until the Intercompany Note is eliminated immediately prior to the closing of the acquisition of Illinois Power by Ameren, as described below.

     Ms. Carter explains that there are three steps to the elimination of the Intercompany Note. These steps, which will occur within two days prior to the closing of the acquisition, are as follows: (i) the principal balance of the Intercompany Note will be reduced by the offset of certain payables Illinois Power owes to Illinova or other Dynegy entities, some of which will be assigned to Illinova prior to the offset by other Dynegy entities; (ii) the principal balance of the Intercompany Note will also be reduced by the amount of interest that has been paid by Illinova to Illinois Power on the Intercompany Note but has not been earned; and (iii) a portion of the remaining balance of the Intercompany Note will be eliminated in consideration of the assumption by Illinova of Illinois Power's net deferred tax obligations and the contemporaneous repurchase by Illinois Power of $635 million (based on the assumptions set forth in Ms. Carter's direct testimony) of Illinois Power's common stock and its immediate cancellation of such stock./11/ The remaining balance of the Intercompany Note, estimated to be about $505 million, will be eliminated, and a corresponding reduction will be recorded to Illinois Power's balance of retained earnings.

     The Commission should approve elimination of the Intercompany Note. Ameren's acquisition of Illinois Power cannot proceed unless the Intercompany
Note is eliminated in full. Further, the elimination of the Intercompany Note is a key component of Ameren's recapitalization plan for AmerenIP.

          6.   CANCELLATION OF EXISTING AFFILIATE AGREEMENTS

     Presently, Illinois Power is party to two affiliate agreements that should be terminated for the Reorganization to proceed: a Services and Facilities Agreement among Illinois Power, Dynegy and other affiliates of Dynegy; and a Netting Agreement among Illinois Power, Dynegy and certain other affiliates of Dynegy. The Services and Facilities Agreement and Netting Agreements are unnecessary once the transaction closes. Accordingly, the Commission should authorize cancellation of these agreements in connection with the closing of Ameren's acquisition of Illinois Power.

          7.   APPROVAL OF SHORT-TERM BORROWINGS

     The Applicants seek authorization for Ameren to make short-term loans after closing to Illinois Power (and in connection therewith acquire promissory notes of Illinois Power evidencing such loans) in order to fund Illinois Power's capital improvements and working capital requirements. At present, Illinois Power does not have a bank credit facility and relies on prepayments of interest by Illinova on the Intercompany Note to fund working capital needs. Accordingly,


-------------------

/11/ In connection with step (iii), approval of the Commission is also sought for a tax liability assumption agreement between Illinois Power and Illinova pursuant to which Illinova will legally assume Illinois Power's deferred tax obligations. A copy of the proposed tax liability assumption agreement is provided as Applicants' Ex. 11.1.

in order to insure that immediately upon closing there is a mechanism in place by which Illinois Power can obtain short-term capital, Illinois Power requests authority to issue to Ameren, from time to time until January 1, 2007, up to $500 million principal amount at any time outstanding of promissory notes having maturities of less than one year. Any promissory note issued by Illinois Power to Ameren evidencing a loan may be subordinated to other indebtedness of Illinois Power and will bear interest at a rate and have a maturity date designed to parallel the effective cost of capital and maturity date of a similar debt instrument issued by Ameren. The aggregate amount of borrowings by Illinois Power under the Ameren Money Pool Agreement and direct short-term borrowings from Ameren outstanding at any time will not exceed $500 million.

     WHEREFORE, for all the reasons discussed herein, Applicants respectfully request the Commission to issue an order approving the Reorganization and granting all such other relief as requested herein to effectuate the Reorganization.

                                         Respectfully submitted,

ILLINOIS POWER COMPANY                   AMEREN CORPORATION

By:/s/ Owen E. MacBride                  By: /s/ Christopher W. Flynn
   ---------------------                     ------------------------
     One of its attorneys                      One of its attorneys

Owen E. MacBride                         Christopher W. Flynn
6600 Sears Tower                         Michael P. Earley
Chicago, Illinois 60606                  Jones Day
(312) 258-5680 (voice)                   77 W. Wacker, Suite 3500
(312) 258-5700 (fax)                     Chicago, Illinois 60601
omacbride@schiffhardin.com               (312) 782-3939 (voice)
                                         (312) 782-8585 (fax)
                                         cwflynn@jonesday.com
                                         mearley@jonesday.com

Joseph L. Lakshmanan                     Steven R. Sullivan,
     Senior Corporate Counsel and Chief       Senior Vice President-General
     Legal Officer                            Counsel and Secretary
Illinois Power Company                   Joseph H. Raybuck
500 S. 27th Street                            Managing Associate General Counsel
Decatur, Illinois 62521                  Edward C. Fitzhenry
(217) 362-7449 (voice)                         Associate General Counsel
(217) 362-7417 (fax)                     Thomas M. Byrne
joseph_lakshmanan@illinoispower.com           Associate General Counsel
                                         Ameren Services Company
Alisa B. Johnson                         One Ameren Plaza
Senior Vice President and Group General  1901 Chouteau Avenue
Counsel                                  St. Louis, Missouri  63166
Illinois Power Company                   (314) 554-2098 (voice)
1000 Louisiana Street                    (314) 554-2976 (voice)
Suite 500                                (314) 554- 4014 (fax)
Houston, Texas 77002                     srsullivan@ameren.com
alisa.johnson@dynegy.com                 jraybuck@ameren.com


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